Exhibit 10.16
AMENDED AND RESTATED LEASE
     This Amended and Restated Lease (hereinafter, the “Lease”) is entered into as of June 23, 2006 by Landlord and Tenant with respect to the Rental Space.
     Whereas, Landlord and Tenant previously entered into that certain Business Lease as of April 26, 2006 for the Rental Space for the Term and at the Rent stated therein (such lease, the “Original Lease”);
     Whereas, pursuant to that certain Stock Purchase and Redemption Agreement entered into as of June 23, 2006 by and among NCT Acquisition LLC, a Delaware limited liability company (“Buyer”), Tenant, the Stockholders (as defined therein), and the Optionholders (as defined therein), (i) Buyer is purchasing the Buyer Shares (as defined therein), Tenant is purchasing the Company Shares (as defined therein), and the Tenant is canceling the Cancelled Options (as defined therein) (such transactions, collectively, the “Transaction”);
     Whereas, Landlord consents to the closing of the Transaction and any deemed assignment of the Original Lease by Tenant as a result thereof;
     Whereas, in connection with the closing of the Transaction, Landlord and Tenant hereby agree to amend and restate the Original Lease in its entirety as follows: (The words Landlord and Tenant include all landlords and all tenants under this Lease.)

Landlord:	Jenicky, L.L.C.
45 East Park Drive
Westampton, New Jersey 08060

Tenant:	New Century Transportation, Inc.
45 East Park Drive
Westampton, New Jersey 08060

Rental Space:	land and improvements located at Rancocas Park East Business Center, Route 295 and Rancocas-Mt. Holly Road, Westampton Township, Burlington County, New Jersey, also known as Block 202, Lot 2

Date of Lease:	June __, 2006

Term:		Five (5) years
	Beginning	May 1, 2006
	Ending	April 30, 2011

Security Deposit:		NONE

Broker:		The Landlord and Tenant recognize NONE as the Broker who brought about this Lease. The N/A shall pay the Broker’s commission.

Liability insurance:		Minimum amounts for each person injured $5,000,000, single limit.

Rent for the Term is:		Basis annual rent (“Basis Rent”) as follows:

Period	Annual	Monthly
5/1/2006-4/30/2007	$1,020,000.00	$85,000.00
5/1/2007-4/30/2008	$1,050,600.00	$87,550.00
5/1/2008-4/30/2009	$1,082,118.00	$90,176.50
5/1/2009-4/30/2010	$1,114,581.54	$92,881.80
5/1/2010-4/30/2011	$1,148,018.99	$95,668.25
If the first Renewal Term (as defined below) is exercised.

Period	Annual	Monthly
5/1/2011-4/30/2012	$1,520,000.00	$96,000.00
5/1/2012-4/30/2013	$1,186,560.00	$98,880.00
5/1/2013-4/30/2014	$1,222,156.80	$101,846.40
5/1/2014-4/30/2015	$1,258,821.50	$104,901.79
5/1/2015-4/30/2016	$1,296,586.15	$108,048.85

If the second Renewal Term is exercised the Basic Rent shall be the Fair Market Rent (as determined by the parties or as otherwise determined pursuant to the terms hereof) for comparable premises in the geographic area in which the Rental Space is located as determined by the parties using reasonable efforts prior to the Tenant’s election of such Renewal Term. In determining the Fair Market Rent, Landlord, Tenant and any appraiser shall take into account all factors normally taken into account in determining Fair Market Rent. If Landlord, Tenant cannot so agree on the Fair Market Rent, the Fair Market Rent shall be established prior to the expiration of Tenant’s right to exercise its Renewal Term option by the following procedure: (1) Tenant and Landlord shall agree on a single MAI certified appraiser who shall have a minimum of ten (10) years experience in real estate leasing in the market in which the Premises is located, (2) Landlord and Tenant shall each notify the other (but not he appraiser), of its determination of such Fair Market Rent and the reasons therefore, (3) during the next seven (7) days both Landlord and Tenant shall prepare a written critique of the other’s determination and shall deliver it to the other party, (4) on the tenth (10th) day following delivery of the critiques to each other, Landlord’s and Tenant’s determinations and critiques (as originally submitted to the other party, with no modifications whatsoever) together with any written responses to the applicable submitted critique shall be submitted to the appraiser, who shall decide whether Landlord’s or Tenant’s determination of Fair Market Rent is closer to the appraiser’s determination. The determination so chosen shall be the Fair Market Rent. The appraiser shall not be empowered to choose any number other than the Landlord’s or Tenant’s. The fees of the appraiser shall be paid by the parties equally.

The Basic Rent (together with all additional rent, the “Rent”) is payable in advance on or prior to the first day of each month, without notice or demand. The Tenant shall pay to Landlord all Rent without notice, demand, setoff or deduction.

Use of Rental Space:	Trucking terminal and freight and/or warehouse facility and offices for same.

-i-

     1. Possession and Use
          The Landlord shall give possession of the Rental Space to the Tenant for the Term. The Tenant shall take possession of and use the Rental Space for the purpose stated above. The Tenant may not use the Rental Space for any other purpose without the written consent of the Landlord.
          The Tenant shall not allow the Rental Space to be used for any unlawful or extra-hazardous purpose. The Tenant is satisfied that the Rental Space is zoned for the Use stated.
          The Tenant shall not use the Rental Space in any manner that results in cancellation of any fire or liability insurance policy on the Rental Space. The Tenant shall comply with all reasonable and customary requirements of the insurance companies insuring the Rental Space.
          Tenant shall, in the use and occupancy of the Rental Space and the conduct of Tenant’s business or profession therein, at all times and at Tenant’s expense comply in all material respects with, and conform in all material respects to the following requirements (the “Requirements”): all applicable laws, ordinances, orders, notices and regulations of the federal, state and municipal governments, or any of their departments and the regulations of the insurers of the Rental Space and building (including Title III of the Americans with Disabilities Act). Tenant shall indemnify, protect, defend and save harmless Landlord with regard to any non-compliance or alleged non-compliance by Tenant with any Requirements.
     2. Delay in Giving of Possession
          This paragraph applies if (a) the Landlord cannot give possession of the Rental Space to the Tenant on the beginning date and (b) the reason for the delay is not the Landlord’s fault. The Landlord shall not be held liable for the delay.
     3. No Assignment or Subletting
          Subject to the remaining subsections of this Article, Tenant shall not, without prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, (i) assign this Lease, (ii) sublet all or any part of the Rental Space, (iii) permit any other person or business to use the Rental Space or (iv) by operation of law, merger, or otherwise, assign, mortgage, pledge or encumber in any manner by reason of any act or omission on the part of Tenant, this Lease, or the term and estate herby granted, sublet or license the whole or any part of the Rental Space or permit the Rental Space or any part thereof to be used or occupied by others. Notwithstanding anything to the contrary contained in the Lease if Tenant is a corporation, limited liability company, partnership or other entity, and if any time during the term of this Lease (as same may be extended), the person or persons who, on the date of this Lease, own or owns a majority of such corporation’s voting shares, membership, partnership or other interests, as the case may be, cease or ceases to own a majority of such shares or interests as the case may be (whether such sale occurs at one time or at intervals so that, in the aggregate such a transfer shall have occurred), same shall be deemed an assignment requiring Landlord’s consent hereunder.
          If at any time or from time to time during the term of this Lease Tenant desires to assign this Lease or sublet all or any part of the Rental Space, Tenant shall give notice to Landlord or such desire, including the name, address and contact party for the proposed assignee or subtenant, a general description of such party’s business, the effective date of the proposed assignment or sublease (including the proposed occupancy date by the proposed assignee or sublessee), and in the instance of a proposed sublease, the square footage to be subleased, a draft floor plan depicting the proposed sublease area, and a statement of the duration of the proposed sublease (which shall in any and all events expire but its terms on or prior to the scheduled expiration of this Lease, and immediately upon the sooner termination hereof). Landlord by notice given to Tenant within ten (10) days next following Landlord’s receipt of Tenant’s notice (which notice from Tenant shall, as a condition of its effectiveness, include all of the above-enumerated information), either grant or deny Landlord’s consent to the proposed subletting or assignment.
          For purposes of this Article, it shall not be deemed unreasonable for Landlord to withhold its consent to any request by Tenant for consent of Landlord to any assignment or subletting, if: (i) the proposed assignee or sublessee or resulting tenant shall have a net worth which is less than $10,000,000.00 at the time of the applicable assignment, deemed assignment, or sublease, or (ii) the posed assignee or sublessee or resulting tenant, is not reputable or is of bad character, or (iii) the nature of such assignee’s sublessee’s or resulting tenant’s proposed business operation would not be consistent with the “Use of Rental Space” specified herein.
          In addition, and without limiting the foregoing, Landlord shall consent to any request by Tenant to assign this Lease (including, without limitation, any deemed assignment of this Lease by operation of law or otherwise) in connection with any merger, reorganization, recapitalization, or acquisition (including by way of sale of assets, stock or other equity interests) of Tenant or any holder of a direct or indirect interest in Tenant if: (i) the proposed assignee or sublessee or resulting tenant shall have a net worth which is at least $10,000,00000 at the time of the applicable assignment, deemed assignment, or sublease; (ii) the proposed assignee or sublessee or resulting tenant, is not disreputable or of bad character; and (iii) the nature of such assignee’s, sublessees or resulting tenant’s proposed business operation would be consistent with the “Use of Rental Space” specified herein. Landlord agrees that Landlord’s consent hereunder shall be deemed given if, within ten (10) days of receipt of Tenant’s written notice of such proposed assignment, accompanied by the required information and stating therein that Landlord’s consent shall be deemed given if no written response is given to Tenant by the date specified therein, Landlord does not provide Tenant with a written objection specifying which of the conditions set forth in the preceding sentence have not been met and detailing the basis for each such objection.
          Any sums or other economic consideration received by Tenant as a result of any subletting, assignment or license whether denominated rentals under the sublease or otherwise, which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease shall be divided evenly between Landlord and Tenant, with Landlords portion being payable to Landlord as Additional Rental under this Lease without affecting or reducing any other obligation of Tenant hereunder.
          The acceptance of rental by Landlord from any ether person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to arty subsequent assignment or subletting. In connection with each proposed assignment or subletting of the Rental Space by Tenant, Tenant shall pay to Landlord an administrative fee of $1,500 per request.
     4. Rent and Additional Rent
          Tenant shall pay the Rent to the Landlord at the Landlord’s address. If the Tenant fails to comply with any agreement in this Lease, the Landlord may do so on behalf of the Tenant. The Landlord may charge the costs incurred as a result of Tenant’s failure to comply, including reasonable attorney’s fees, to the Tenant as “additional tent”. The additional rent shall be due and payable as Rent with the next monthly Base Rent payment. All other payments in addition to the Rent due from Tenant to Landlord hereunder shall be deemed “additional rent”. Non-payment of additional rent shall give the Landlord the same rights against the Tenant as if the Tenant failed to pay the Basic Rent.
     5. Security
          The Tenant has given to the Landlord the Security stated above, The Security shall be held by the Landlord during the Term of this Lease. The Landlord may deduct from the Security any expenses incurred in connection with the Tenant’s violation of any agreement in this Lease. For example, if the Tenant does not leave the Rental Space in good condition at the end of the Term, the Security may be used to put it in good condition, If the amount of damage exceeds the Security, the Tenant shall pay the additional amount to the Landlord on demand.
          If the Landlord uses the Security or any part of it during the Term, the Tenant shall on demand pay the Landlord for the amount used. The amount of the Security is to remain constant throughout the Term. The Security is not to be used by the Tenant for the payment of Rent. The Landlord shall repay to the Tenant any balance remaining within a reasonable time after the end of the Term. The Tenant shall not be entitled to interest on the Security.
          If the Landlord’s interest in the Rental Space is transferred, the Landlord shall turn over the Security to the new Landlord. The Landlord shall notify the Tenant of the name and address of the new Landlord. Notification must be given within 5 days after the transfer, by registered or certified mail. The Landlord shall then no longer be responsible to the Tenant for the repayment of the Security. The new Landlord shall be responsible to the Tenant for the return of the Security in accordance with the terms of this Lease,
     6. Liability Insurance
          The Tenant shall obtain, pay for, and keep in effect for the benefit of the Landlord and the Tenant public liability insurance on the Rental Space in at least the minimum amounts stated above, The insurance company must be qualified to do business in the state in which the Rental Space is located.
          All policies shall state that the insurance company cannot cancel or refuse to renew without at least 10 days written notice to the Landlord.
          The Tenant shall deliver a certificate of insurance to the Landlord with proof of payment of the first year’s premiums. The Tenant shall deliver evidence of renewal of such policy of evidence or such other replacement coverage to the Landlord with proof of payment therefor prior to the expiration date of each such applicable existing policy.
     7. Fire Insurance
          Tenant shall, at Landlord’s option, either (a) reimburse Landlord, from time to time, within thirty (30) days of request therefor, for all reasonable and customary amounts of fire and casualty insurance carried by Landlord with respect to the Rental Space as well as all other insurance reasonably required to be carried with respect to the Rental Space pursuant to any applicable mortgage financing therefor, or (b) directly obtain and maintain fire, casualty and other insurance on the Rental Space in amounts and forms reasonably required by Landlord or its mortgagee and provide proof together from time to time within five (5) days of demand therefor; any and all such insurance shall name Landlord and its mortgagee as additional insureds.

     8. Water Damage
          The Landlord shall not be liable for any damage or injury to any persons or property caused by the leak or flow of water from or into any part of the building located upon the Rental Space.
     9. Liability of Landlord and Tenant
          Tenant shall defend, indemnify and hold harmless Landlord, its employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) any breach or default in the performance of any obligation of Tenant’s part to he performed under the terms of this Lease, and (ii) any negligence or willful act of Tenant or any of Tenant’s agents contractors, employees or invitees. Without limiting the generality of the foregoing, Tenant’s obligations shall include any case in which Landlord shall be made a party to any litigation commenced by or against Tenant, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, then Tenant shall defend, indemnify and hold harmless Landlord, and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Landlord in connection with such litigation, after notice to Tenant and Tenant’s refusal to defend such litigation, and upon notice from Landlord shall defend the same at Tenant’s expense by counsel satisfactory to Landlord.
          Landlord shall defend, indemnify and hold harmless Tenant and its respective employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all attorney’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) any breach or default in the performance of any obligation of Landlord’s part to be performed under the terms of this Lease, and (ii) any negligence or willful act of Landlord or any of Landlord’s agents, contractors, employees or invitees without limiting the generality of the foregoing, Landlord’s obligations shall include any case in which Tenant shall be made a party to any litigation commenced by or against Landlord, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, then Landlord shall defend, indemnify and hold harmless Tenant and shall pay all costs, expenses and reasonable attorneys fees incurred or paid by Tenant in connection with such litigation, after notice to Landlord and Landlord’s refusal to defend such litigation, and upon notice from Tenant shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.
     10. Real Estate Taxes
          The Tenant shall pay directly to the taxing authorities, all real estate taxes assessed with respect to the Rental Space, building, land underlying same and parking areas, including any assessments for municipal improvements and shall provide copies of paid receipts therefor directly to Landlord within thirty (30) days of receipt from time to time.
     11. Acceptance of Rental Space
          Tenant has inspected the Rental Space, and agrees that the Rental Space is in satisfactory condition. The Tenant accepts the Rental Space “as is”.
     12. Quiet Enjoyment
          As long as no default (beyond any applicable notice and cure period) exists under this Lease, Tenant shall peacefully and quietly have and enjoy the Rental Space for the Term (as may be extended), free from interference by Landlord or its employees or agents or contractors.

     13. Utilities and Services
          The Tenant shall arrange and pay for all utilities and services required for the Rental Space, including without limitation, the following:

(a)Heat	(d) Gas
(b)Hot and cold water	(e) Sewer
(c) Electric
          The Landlord shall pay for the following utilities and services:
               NONE.
          The Landlord is not liable for any inconvenience or harm caused by any stoppage or reduction of utilities and services beyond the control of the Landlord. This does not excuse the Tenant from paying Rent.
     14. Tenant’s Repairs, Maintenance, and Compliance
          The Tenant shall:
               (a) Promptly comply with all laws, orders, rules and requirements of governmental authorities, insurance carriers, hoard of fire underwriters, or similar groups.
               (b) Maintain the Rental Space and all equipment and fixtures in it in good repair and appearance.
               (c) Make all necessary repairs to the Rental Space and all equipment and fixtures in it.
               (d) Maintain the Rental Space in a neat, clean, safe, and sanitary condition, free of all garbage.
               (e) Keep the walks, driveway, parking area, yard, entrances, hallways, and stairs clean and free from trash, debris, snow and ice.
               (f) Use all electric, plumbing and other facilities in the Rental Space safely.
               (g) Use no more electricity than the wiring or feeders to the Rental Space can safely carry.
               (h) Promptly replace all broken glass in the Rental Space.
               (i) Do nothing to destroy, deface, damage, or remove any part of the Rental Space.
               (j) Promptly notify the Landlord when there are conditions which need repair.
               (k) Avoid littering in the building or on its grounds.
               (l) Make all structural repairs.

               (m) Make necessary repairs and replacements of the plumbing, cooling, heating and electrical systems.
               (n) Make all other repairs and perform all maintenance required to the Rental Space.
          The Tenant shall pay any expenses involved in complying with the above.
     15. Landlord’s Repairs and Maintenance
          The Landlord shall riot be required to make any repairs, replacements or other maintenance of or with respect to, the Rental Space during the term of this Lease.
     16. No Alterations
          The Tenant may not make any changes or additions to the Rental Space without the Landlord’s written consent not to be unreasonably withheld, conditioned or delayed. Any changes or additions nude without the Landlord’s written consent shall be removed by the Tenant on demand.
          All changes or additions made with the Landlord’s written consent shall become the property of the Landlord when completed and paid for by the Tenant. They shall remain as part of the Rental Space at the end of the Term. The Landlord may demand that the Tenant remove any changes or additions at the end of the Term. The Tenant shall promptly pay for all costs of any permitted changes or additions. The Tenant shall not allow any mechanic’s lien or other claim to be filed against the Rental Space. If any lien or claim is filed against the Rental Space, the Tenant shall have it promptly removed.
          Notwithstanding any provision of the Lease to the contrary, in the event Landlord permits or requires Tenant to remove any alteration, addition or improvement to the Rental Space made by Tenant, Tenant, at Tenant’s expense, shall promptly restore the Rental Space to the condition existing prior to such Alteration, reasonable wear and tear excepted. Should Tenant fail to remove any alteration required to be removed at the end of the Term, Landlord may do so, collecting at Landlord’s option the cost and expense thereof from Tenant as additional rent or by deduction from the Security Deposit. All furniture, movable trade fixtures and equipment installed by Tenant may be removed by Tenant at the termination of this Lease if Tenant so elects, and shall be so removed if required by Landlord, or if not so removed shall, at the option of Landlord, become the property of Landlord. All such installations, removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the Rental Space. Nothing in this Lease, or in any consent to the making of alterations or improvements contained shall be deemed or construed in any way as constituting authorization by Landlord for the making of any alterations or additions by Tenant within the meaning of N.J.S.A 2A:44-68 or Section 3 of the Construction Lien Law (P.L. 1993, c. 318) or any amendment thereof, or constituting a request by Landlord, express or implied, to any contractor, subcontractor or supplier for the performance of any labor or the furnishing of any materials for the use or benefit or Landlord.
     17. Signs
          The Tenant shall obtain the Landlord’s written consent not to be unreasonably withheld, conditioned or delayed before placing any sign on or about the Rental Space. Signs must conform with all applicable municipal ordinances and regulations.

     18. Access to Rental Space
          The Landlord shall have access to the Rental Space on reasonable prior notice to the Tenant to (a) inspect the Rental Space, (b) make necessary repairs, alterations, or improvements, (c) supply services, and (d) show it to prospective buyers, mortgage lenders, contractors or insurers.
          The Landlord may show the Rental Space to rental applicants at reasonable hours on prior notice to the Tenant within six (6) months before the end of the Term.
          The Landlord may enter the Rental Space at any time without notice to the Tenant in case of emergency.
     19. Fire and Other Casualty
          The Tenant shall promptly notify the Landlord of any fire or other casualty in the Rental Space. The Tenant is not required to pay Rent when the Rental Space is unusable. If the Tenant uses part of the Rental Space, the Tenant must pay Rent pro-rata for the usable part.
          If the Rental Space is partially damaged by fire or other casualty, the Landlord shall repair it as soon as possible and Tenant’s Basic Rent and additional Rent obligations shall abate proportionately based on such damaged portion until fully repaired and restored. This includes the damage to the Rental Space and fixtures installed by the Landlord. The Landlord need not repair or replace anything installed by the Tenant.
          Either party may cancel this Lease tithe Rental Space is so damaged by fire or other casualty that it cannot be repaired within 180 days. If the parties cannot agree, the opinion of a contractor chosen by the Landlord and the Tenant will be binding on both parties.
          This Lease shall end if the Rental Space is totally destroyed. The Tenant shall pay Rent to the date of destruction.
     20. Eminent Domain
          Eminent domain is the right of a government to lawfully condemn and take private property for public use. Fair Value must be paid for the property. The taking occurs either by court order or by deed to the condemning party. If any part of the building located upon the Rental Space is taken by eminent domain, either party may cancel this lease on 30 days notice to the other. The entire payment for the taking shall belong to the Landlord, the Tenant shall make no claim for the value of this Lease for the remaining part of the Term.
     21. Subordination to Mortgage
          In a foreclosure sale all mortgages which now or in the future affect the Rental Space have priority over this Lease. This means that the holder of a mortgage may end this Lease on a foreclosure sale. As a condition to Tenant’s subordination hereunder, Tenant and each holder of a mortgage or holder of any other interest to which this Lease is or is to become subordinate in the future including, without limitation, any ground lease (each, a “Mortgagee”), shall execute a subordination, non-disturbance and attornment agreement upon such lender or ground lessor’s reasonable standard form.

     22. Estoppel Certificate
          At the request of the other party, either the Tenant or Landlord shall sign a certificate stating that (a) this Lease has not been amended and is in effect, (b) the other party has fully performed all of its obligations in this Lease, (c) the Tenant has no rights to the Rental Space except as stated in this Lease, (d) the Tenant has paid all Rent to date, and (e) the Tenant has not paid Rent for more than one month in advance.
     23. Violation, Eviction, Re-entry and Damages
          The Landlord reserves a right of re-entry which allows the Landlord to end this Lease and re-enter the Rental Space if an Event of Default (defined below) occurs and is continuing. This is done by eviction. Eviction is a court procedure to remove a tenant. Eviction is started by the filing of a complaint in court and the service of a summons on a tenant to appear in court. The Landlord may also evict the Tenant for any one of the other grounds of good cause provided by law. After a court order of eviction and compliance wish the warrant of removal, the Landlord may re-enter and take back possession of the Rental Space. If there is any other cause to evict, the Landlord must give to the Tenant the notice required by law before the Landlord files a complaint for eviction. The Tenant is liable for all damages caused by the Tenant’s violation of any agreement in this Lease. This includes reasonable attorney’s fees and costs. After eviction, the Tenant shall pay the Rent for the Term or until the Landlord re-rents the Rental Space, if sooner. If the Landlord re-rents the Rental Space for less than the Tenant’s Rent, the Tenant shall pay the difference until the end of the Term. The Tenant shall not be entitled to any excess resulting from the re-renting. The Tenant shall also pay (a) all reasonable expenses incurred by the Landlord in preparing the Rental Space for the re-renting and (b) commissions paid to a broker for finding a new tenant.
          The occurrence of any of the following shall constitute an Event of Default under this Lease by Tenant: (i) a failure by Tenant to pay, within five (5) days after written notice, any installment of Rent hereunder or any additional rent or any such other sum herein required to be paid by Tenant; and/or (ii) a failure by Tenant to observe and perform any other provisions or covenants of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant provided, however, that if the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion.
          During the continuance of any such Event of Default set forth above: (i) Landlord may (but shall not be required to) perform for the account of Tenant any such default of Tenant and immediately recover as additional rent any expenditure made and the amount of any obligations incurred in connection therewith, plus interest at the (the “Rate”) of 1.5% per month from the date of such expenditure; (ii) Landlord may at its option accelerate all Rent and additional rent due for the balance of the term of this Lease and declare the same to be immediately due and payable as liquidated damages; (iii) Landlord shall have the re-entry rights provided above; (iv) In addition to all remedies provided herein or by law, Tenant shall pay to Landlord reasonable attorneys fees and court costs incurred as a result of such breach; and/or (v) Landlord shall have all other rights and remedies available under the lease, or at law or in equity.
     24. Notices
          All notices given under this Lease must be in writing. Each party must accept and claim the notices given by the other. Unless otherwise provided by law, they may be given by (a) personal delivery, or (b) certified mail, return receipt requested. Notices shall be addressed to the Landlord at the address written at the beginning of this Lease and to the Tenant at the Rental Space.
     25. No Waiver
          The Landlord’s failure to enforce any agreement in this Lease shall not prevent the Landlord from enforcing the agreement for any violations occurring at a later time.
     26. Survival
          If any agreement in this Lease is contrary to law, the rest of the Lease shall remain in effect.
     27. End of Term
          At the end of the Term, the Tenant shall (a) leave the Rental Space clean, (b) remove all of the Tenant’s property, (c) remove all signs and restore that portion of the Rental Space on which they were placed, (d) repair all damage caused by moving, and (e) return the Rental Space to the Landlord in the same condition as it was at the beginning of the Term except for normal wear and tear and remaining fixtures, property or other changes as a result of alterations permitted hereunder.
          If the Tenant leaves any property in the Rental Space, the Landlord may (a) dispose of it and charge the Tenant for the cost of disposal, or (b) keep it as abandoned property.
     28. Binding
          This Lease binds the Landlord and the Tenant and all patties who lawfully succeed to their rights and places.
     29. Full Agreement
          The parties have read this Lease, It contains their full agreement. It may not be changed except in writing signed by the Landlord and the Tenant.
     30. Lake Payment
          For each payment of Rent or additional rent received after the due date therefor, Tenant shall pay to Landlord an initial late charge of ten (10%) percent of the payment due plus one and one-half (1-1/2%) percent for each additional month such payment is late, which charge must accompany the late payment. An additional charge will be made for checks retained for insufficient funds.
     31. Environmental Matters.
          (a) ISRA Compliance. Tenant acknowledges that certain events, including termination of this Lease, closing or transferring of operations, or other specific events may require compliance by Landlord or Tenant with Industrial Site Recovery Act (formerly known as the Environmental Cleanup Responsibility Act), N.J.S.A. 13:1K-6 et seq. (“ISRA”), depending on the activities conducted by Tenant at the site. In the event ISRA is applicable either: (i) to the termination of this Lease (ii) or any other transaction by the Tenant involving the Rental Space; Tenant will comply with all obligations, requirements or responsibilities under ISRA. Specifically, Tenant shall provide, without limitation: 1) a demonstration of non-applicability of ISRA, or, at the request of Landlord, a determination of non-applicability from the New Jersey Department of Environmental Protection (“NJDEP”); 2) an approval of a negative declaration by NJDEP; 3) the performance of an approved remedial action workplan; 4) the obtaining of a no further action letter, 5) the performance under a remediation agreement; or 6) a de minimis quantity or Limited conveyance exception granted by NJDEP to Tenant. Tenant shall promptly provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant’s compliance and the requirements of NJDEP under ISRA as they are issued by Tenant to NJDEP or received by Tenant from NJDEP. Landlord shall be responsible for complying with all obligations, requirements or responsibilities under ISRA arising front any ISRA-triggering event related to the Rental Space not caused by Tenant, provided that Tenant shall remain responsible for and shall reimburse Landlord for any costs incurred as a result of the activities of Tenant or its employees, contractors or invitees.
               (b) Risk to Environment Prohibited. Tenant will not use, generate, store, manufacture, recycle, treat, discharge or dispose of any hazardous, toxic or polluting substance or waste (including petroleum products and radioactive materials) (“Hazardous Substances”) at the Rental Space except for: (i) retail quantities of commercial cleaning products; (ii) types and quantities of Hazardous Substances consistent with the ordinary course of Tenant’s business; and (iii) as may otherwise be approved in writing by Landlord hereinafter. Tenant will not install any storage tank for the storage of Hazardous Substances, nor use or install equipment at the Rental Space which contain asbestos or polychlorinated biphenyl (“PCB”) without the advance written permission of Landlord.
               (c) Compliance with Environmental Laws. Tenant will comply in all material aspects with all applicable environmental statutes, lades, regulations and orders of any federal, state or municipal government in effect at any time during the term of this Lease (“Environmental Laws”), obtain its own name any and all environmental permits, registration, licenses or identification numbers required by Environmental Law for its operations and comply in all material aspects with all such permits.
               (d) Hazardous Substance Releases. Tenant will assume full responsibility for reporting any release, spill, leak, discharge, disposal, pumping, pouring, emission, emptying, injecting, leaching, dumping or escaping (“Release”) or threat of Release of any Hazardous Substance first occurring during the Term at the Rental Space not caused by Landlord or its employees, contractors or invitees to the appropriate environmental agencies and promptly provide notice of such Release or threat of Release to Landlord. Tenant will assume full responsibility for any investigation, clean-up or other action required in relation to any such Release, or threat of Release first occurring during the Term not caused by Landlord or its employees, contractors or invitees, and will indemnify and hold Landlord harmless for any claims, loss or expenditures in connection thereto. Tenant will take all necessary precautions to avoid any such Releases or threats of Release. Landlord will assume full responsibility for any investigation, clean-up or other action required in relation to any Release or threat of Release Of Hazardous Substances at the Rental Space caused by Landlord or Landlord’s employees, contractors or invitees, or first occurring prior to the commencement of the Term, including, without limitation, such investigation, clean-up or other action required as the result of Tenant’s ISRA trigger. Tenant and Landlord agree that remediation of any Release or threat of Release of Hazardous Substances at the Rental Space shall be to the least stringent cleanup standard permitted by the NJDEP and applicable Environmental Law without the necessity of institutional or engineering controls (except as provided in the next sentence) consistent with the non-residential use of the Rental Space (“Non-Residential Standard”). Landlord agrees to execute any reasonable Deed Notice necessary to obtain governmental approval of the use of the Non-Residential Standard. Tenant will take no action which would reasonably by expected to result in a lien being imposed on the Rental Space or the property of which the Rental Space form a part by the state or federal government under any environmental statute.

               (e) Indemnification. Tenant does hereby agree to indemnify and save harmless Landlord and each mortgagee of the property of which the Rental Space form a part from all losses, costs, damages and expenses (including fines, penalties and reasonable attorneys fees) resulting from any claim, demand, liability, obligation, right or cause of action, including but not limited to governmental action (collectively, “Claims”), that is asserted against Landlord or any such mortgagee or the Rental Space as a result of (i) Tenant’s breach of any representation, warranty or covenant hereof; (ii) the violation of Environmental Law by Tenant or Tenant’s employees, contractors or invitees at the Rental Space; or (iii) the Release or threat of Release of Hazardous Substances by Tenant or Tenant’s employees, contractors or invitees at the Rental Space. Landlord does hereby agree to indemnify and save harmless Tenant from all losses, costs, damages and expenses (including fines, penalties and reasonable attorneys fees) resulting from any Claim that is asserted against Tenant as a result of (i) Landlord’s breach of any representation, warranty or covenant hereof; (ii) the violation of Environmental Law by Landlord or Landlord’s employees, contractors, invitees or other current and former tenants; or (iii) the Release or threat of Release of Hazardous Substances by Landlord or Landlord’s employees, contractors, invitees or other current and former tenants.
               (f) Survival. The provisions, including without limitation the indemnities and environmental representations, warranties and covenants of Tenant and Landlord, set forth in this Article shall survive termination of this Lease.
     32. Waiver of Subrogation
          Tenant and Landlord, respectively, hereby release each other from any and all liability or responsibility to the other for anyone claiming by, through or under it or them by way of subrogation or otherwise for any loss or damage to property covered by any insurance then in force, even if such loss or damage shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible; provided, however, that this release shall be applicable and in force and effect only with respect to any loss or damage occurring during such time as the policy or policies of insurance covering said loss shall not be adversely affected or impaired, nor shall the right of the insured to recover thereunder be prejudiced, as a result of such waiver.
     33. Brokers
          Landlord and Tenant represent and warrant to the other that they have had no dealings, negotiations or consultations with respect to the Rental Space or this transaction with any broker or finder other than the Broker, if any, and that otherwise no broker or finder called the Rental Space to Tenant’s attention for lease or took any part in any dealings, negotiations or consultations with respect to the Rental Space or this Lease. Each party agrees to indemnify and hold harmless the other from and against all liability, cost and expense, including attorney’s fees and court costs, arising out of any misrepresentation or breach of warranty under this Article.
     34. Landlord’s and Tenant’s Obligations/Liability
          Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations which have then matured, shall look solely to Landlord’s successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder. Landlord shall have no liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of the Landlord in the Building of which the Rental Space form a part for the satisfaction of any claim, remedy or cause of action accruing to tenant as a result of the breach of any action of this Lease by Landlord.

          Notwithstanding anything to the contrary contained in this Lease, no member, partner, shareholder, owner, or other interest holder Landlord or Tenant shall have any duties, obligations or liabilities under or in respect to this Lease as a result of such status, nor shall any direct or indirect interest holder or owner in any such Person have any duties, obligations or liabilities as a result of its direct or indirect beneficial ownership or interest; it being understood and agreed that all duties, obligations and liabilities of Landlord and Tenant are expressly non-recourse to the aforesaid Persons.
     35. Holdover
          In the event Tenant fails to vacate the Rental Space upon the expiration of the term or upon any earlier termination of this Lease, Tenant shall pay to Landlord double the Rent and additional rent due and payable for the month after which this Lease expired or terminated as liquidated damages and in the event that Tenant holds over for more than thirty (30) days the Rent and additional rent for such additional periods shall be tripled or Landlord may pursue any other remedy.
     36. Net, Net, Net Lease
          It is the intention of Landlord and Tenant that the rental herein specified shall be net to Landlord in each lease year, that all costs, expenses, and obligations relating to the Rental Space which may arise during the term of this Lease as set forth herein shall be paid by Tenant.
     37. Renewal Term
          Provided Tenant is not then in default beyond any applicable grace or cure period at the time this option is exercised and at the expiration of the original Term of the Lease, Tenant shall have the right and option to renew the Lease for two (2) additional terms of five (5) years each (and, a “Renewal Term”) to commence immediately upon expiration of the original term of the Lease (as extended hereunder, with respect to the Second Renewal Term). Tenant may exercise this option only by delivering written notice to Landlord not later than twelve (12) months prior to the expiration of the Term of the Lease (as previously extended hereunder) failing which this right is deemed waived. Such notice shall be given to Landlord in accordance with the Lease. If Tenant timely exercises its option, the Lease shall continue during the Renewal Term upon the same covenants, terms and conditions applicable to the original Term of the Lease, except for provisions which by their nature are applicable only to the original Term of the Lease.
Signatures
     The Landlord and the Tenant agree to the terms of this Lease by signing below. If a party is a corporation, or other entity this Lease is signed by its proper corporate officers or other duly authorized representatives.

Witnessed or Attested:	JENICKY, L.L.C
	By:	/s/ Harry J. Muhlschlegel
Harry J. Muhlschlegel, Manager

Witnessed or Attested:	NEW CENTURY TRANSPORTATION, INC.
	By:	/s/ Brian J. Fitzpatrick
Brian J. Fitpatrick, Chief Financial Officer